Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 138 to Registration Statement No. 002-41839 on Form N-1A of our report dated February 22, 2010, relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Dynamic Strategies Fund, and of our report dated February 19, 2010 for Fidelity Series Inflation-Protected Bond Index Fund, each appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended December 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2010